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                                                                     Exhibit 1.1


                         [TRIDENT SECURITIES LETTERHEAD]




                                September 7, 2000

Board of Directors
First Bank & Trust, S. B.
206 South Central Avenue
Paris, Illinois 61944

RE:      Conversion Stock Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, a division of McDonald Investments, Inc. ("Trident") and First Bank & Trust, S. B., together with its successors and assigns, (the "Bank") concerning our investment banking services in connection with the conversion of the Bank from a mutual to a capital stock form of organization.

Trident is prepared to assist the Bank in connection with the offering of its shares of common stock during the subscription offering and community offering as such terms are defined in the Bank's Plan of Conversion. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between Trident and the Bank to be executed on the date the prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Bank's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident and the Bank.

In connection with the subscription offering and community offering, Trident will act as financial advisor and exercise its best efforts to assist the Bank in the sale of its common stock during the subscription offering and community offering. Additionally, Trident may enter into agreements with other National Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. Trident and the Bank will determine the selected dealers to assist the Bank during the community offering. At the appropriate time, Trident in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Bank as Trident deems necessary and appropriate. The Bank will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.



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Board of Directors
September 7, 2000
Page 2

For its services hereunder, Trident will receive the following compensation and reimbursement from the Bank:

         1.       A management fee in the amount of $20,000.

         2. A commission equal to one-hundred seventy-five basis points (1.75%) of the aggregate dollar amount of stock sold in the subscription and community offerings, excluding any shares of stock sold to the Bank's directors, executive officers and employee benefit plans. Additionally, commissions will be excluded on those shares sold to "Associates" of the Bank's directors and executive officers. The term "Associates" as used herein shall have the same meaning as that found in the Bank's Plan of Conversion.

         3. The foregoing fees and commissions are to be payable to Trident at the closing as defined in the Agreement to be entered into between the Bank and Trident.

         4. Trident shall be reimbursed for all reasonable legal and out-of-pocket expenses incurred by them and their counsel, whether or not the Agreement is consummated. The Bank will forward to Trident a check in the amount of $10,000 as an advance payment to defray the expenses of Trident.

It further is understood that the Bank will pay all other expenses of the conversion including but not limited to its attorney's fees, NASD filing fees, and filing and registration fees and fees of either Trident's attorneys or the attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

In order to facilitate Trident's filing with the NASD, the Company agrees to deliver or cause to be delivered to Trident, or Trident's counsel, seven copies of the registration statement, and any amendments thereto filed with the Securities and Exchange Commission ("SEC") on the same date as they are filed with the SEC.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, the Bank warrants that: (a) the Bank has not privately placed any securities within the last 18 months; (b) there have been no material dealings withing the last 12 months between the Bank and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Bank has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Bank has no financial or management consulting contracts outstanding with any other person; (e) the Bank has


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Board of Directors
September 7, 2000
Page 3


not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Bank stock; and (f) there has been no intermediary between Trident and the Bank in connection with the public offering of the Bank's shares, and no person is being compensated in any manner for providing such service.

The Bank agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under securities laws or under the common law, that arise out of or are based upon the conversion or the engagement hereunder of Trident except to the extent such losses are the result of the gross negligence or willful misconduct of Trident. If the foregoing indemnification is unavailable for any reason, the Bank agrees to contribute to such Losses in the proportion that its financial interest in the conversion bears to that of the indemnified parties. If the agreement is entered into with respect the common stock to be issued in the conversion, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Bank and Trident.

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While Trident and the Bank agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Bank shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and the Bank, as well as their counsel, and Trident's obligations thereunder shall be subject to, among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Bank or no market conditions which might render the sale of the shares by the Bank hereby contemplated inadvisable.


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Board of Directors
September 7, 2000
Page 4


Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter, along with the advance payment of $10,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.


                                              Very truly yours,



                                              TRIDENT SECURITIES, A Division
                                              of McDonald Investments, Inc.


                                              By: /s/ PETER A. TANNENBAUM
                                                  ------------------------------
                                                  Peter A. Tannenbaum
                                                  Senior Vice President


Agreed and accepted to this _______ day
of ____________, 2000


First Bank & Trust, S. B.


By:
      -------------------------------
      Terry J. Howard
      President